Exhibit 10.25

September 26, 2019

Employee Name: Elizabeth Stevens
Personal Email Address: [*****]

Re: Retention Bonus Agreement

Dear Elizabeth:

We are pleased to offer you eligibility for retention bonuses, under the terms set forth in this retention bonus agreement (the “Agreement”). The purpose of this Agreement is to incentivize and reward you for your continued service to Opendoor Labs Inc. (the “Company”) in the coming months.

The terms of this Agreement are as follows:

1.            Period of this Agreement/At-Will Employment. This Agreement will be effective as of the date it is executed by you and will end on August 31, 2020 (the “Term”), provided, however, that Section 4 (Confidentiality) of this Agreement shall survive the Term of this Agreement. This Agreement is not renewable unless expressly agreed in writing between you and the Company, and it does not guarantee your employment for any specific period of time. The Company reserves the right to terminate your employment at any time with or without Cause (as defined herein) or advance notice.

2.            Retention Bonus Payments. If you sign this Agreement, you will be eligible to earn retention bonuses in an aggregate amount of $125,000, which represents 41.7% of your annual base salary (the “Retention Bonus”) if you remain continuously employed with the Company through each of the Retention Dates (as defined herein). The Retention Bonus will be earned and paid in installments as provided herein.

Specifically, you will be paid a bonus in the amount of $50,000 (the “First Retention Installment” on December 15, 2019 and $75,000 on August 31, 2020 (the “Second Retention Installment”). To earn and retain the December 15, 2019, First Retention Installment, you must remain actively employed until March 1, 2020 (the First Retention Date). If you voluntarily resign your employment or are terminated For Cause, as described herein, after the payment of the December 15, 2019 First Retention Installment and before March 1, 2020, the First Retention Date, you agree to repay the First Retention Installment amount in full within 5 days after your last day of employment. To earn and be paid the Second Retention Installment you must remain employed through August 31, 2020.

You must remain actively and continuously employed, continue to perform your work satisfactorily (as determined within the discretion of the Company), and comply with the Company’s policies through each of the Retention Dates in order to earn and receive the full aggregate Retention Bonus. The Retention Bonus payments made under this Agreement will be paid via direct deposit within 30 days of each of the respective retention bonus dates and will be subject to regular tax withholdings and other authorized deductions. Although the Retention Period lasts only through August 31, 2020, we hope that the relationship between you and Opendoor will continue to be mutually satisfactory and that you will remain employed and continue to contribute to Opendoor after August 31, 2020.

3.             Termination of Employment.

(a)            Termination by the Company without Cause. In the event that the Company terminates your employment without Cause (as defined herein) at any time prior to the Retention Date, and provided that: (i) you continue to comply with your obligations under all agreements entered into between you and the Company; and (ii) you deliver to the Company (and do not later revoke) a signed general release of claims in favor of the Company (and its officers, directors, employees, and affiliates) in a form satisfactory to the Company and within the time period set forth therein (the “Release Period”); then the Company will pay you a prorated amount of the Retention Bonus (prorated based on the length of employment during the Term), less any installment amounts already paid to you and any applicable deductions and withholdings. In such circumstances, the Retention Bonus will be paid to you no later than thirty (30) days after the effective date of the signed release that you have returned to the Company.

(b)            Resignation by Employee or Termination by the Company for Cause. In the event that you resign your employment for any reason, or the Company terminates your employment for Cause, at any time prior to a Retention Date, then you will not have earned and will be required to repay or will not be paid any remaining unpaid portion or installment of the Retention Bonus, as described herein.

(c)            Cause Definition. For purposes of this Agreement, “Cause,” as determined by the Company, means the occurrence of any of the following: (i) your conviction of, or entry of a plea of guilty or nolo contendere in a court of competent and final jurisdiction, of a felony or any crime involving moral turpitude or dishonesty; (ii) your commission of, or participation in, a fraud or act of dishonesty against the Company, any of its subsidiaries, or its successors and assigns, including the misappropriation of funds; (iii) your intentional, material violation of any contract or agreement between you and the Company or its successors and assigns, or any Company policies; (iv) your unauthorized use or disclosure of the confidential information or trade secrets of the Company, any of its subsidiaries, or its successors and assigns; or (v) your willful misconduct or gross negligence in the performance of your duties to the Company, any of its subsidiaries, or its successors and assigns.

4.            Confidentiality. You agree to keep the existence of this Agreement and its terms confidential, provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, nothing in this Agreement shall prevent you from any of the following: (x) exercising any rights pursuant to Section 7 of the National Labor Relations Act; (y) disclosing information about unlawful acts in the Company’s workplaces, including, but not limited to, sexual harassment; or (z) making disclosures that are protected under the applicable provisions of law or regulation, including, but not limited to, “whistleblower” statutes or other similar provisions that protect such disclosure.

Opendoor Labs Inc. 405 Howard Street, Suite 550, San Francisco, CA 94105	opendoor.com

5.            409A. It is intended that all benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4) and 1.409A-1(b)(9); this Agreement will be construed to the greatest extent possible as consistent with those provisions; and the timing of any such payments or benefits may be modified to satisfy those provisions.

6.            Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may only Opendoor Labs Inc. 405 Howard Street, Suite 550, San Francisco, CA 94105 be modified by a writing signed by both you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures. This Agreement shall be construed and interpreted and its performance shall be governed by the substantive laws of the State of California without regard to conflicts of law principles of any jurisdiction.

We look forward to your continuing contributions to the Company. Please acknowledge by signing below that you have read, understood, and agree to the terms of this Agreement.

Sincerely,

Erica Alioto Head of People and Development

Opendoor Labs Inc. 405 Howard Street, Suite 550, San Francisco, CA 94105	opendoor.com

Understood and Accepted by:

sign

print

date

Opendoor Labs Inc. 405 Howard Street, Suite 550, San Francisco, CA 94105	opendoor.com